Exhibit 99.1

Press Release

Contacts:	MEDIA:	ANALYSTS:
	Kevin Heine	Andy Clark
	(212) 635-1590	(212) 635-1803

BNY MELLON REPORTS FIRST QUARTER EARNINGS OF $661 MILLION OR $0.57 PER COMMON SHARE

PRE-TAX EARNINGS UP 12% YEAR-OVER-YEAR

•	INVESTMENT SERVICES FEES UP 3% YEAR-OVER-YEAR

•	Assets under custody and/or administration up 6% year-over-year

•	Asset servicing revenue up 4% year-over-year

•	Clearing services revenue up 7% year-over-year

•	INVESTMENT MANAGEMENT AND PERFORMANCE FEES UP 3% YEAR-OVER-YEAR

•	Assets under management up 14% year-over-year to a record $1.6 trillion

•	Net long-term inflows of $21 billion in the first quarter of 2014

REPURCHASED 11.6 MILLION COMMON SHARES FOR $375 MILLION IN FIRST QUARTER

RETURN ON TANGIBLE COMMON EQUITY OF 18% FOR FIRST QUARTER OF 2014 (a)

AS PREVIOUSLY ANNOUNCED, BOARD APPROVED A COMMON STOCK DIVIDEND INCREASE OF 13% AND THE REPURCHASE OF UP TO $1.74 BILLION OF COMMON STOCK

NEW YORK, April 22, 2014 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) today reported first quarter net income applicable to common shareholders of $661 million, or $0.57 per diluted common share. In the first quarter of 2013, the company reported a net loss applicable to common shareholders of $266 million, or $0.23 per diluted common share. Excluding the charge related to the U.S. Tax Court’s disallowance of certain foreign tax credits of $854 million, or $0.73 per diluted common share, net income applicable to common shareholders totaled $588 million, or $0.50 per diluted common share, in the first quarter of 2013. Net income applicable to common shareholders was $513 million, or $0.44 per diluted common share, in the fourth quarter of 2013. Excluding the after-tax loss of $115 million, or $0.10 per diluted common share, related to an equity investment, net income applicable to common shareholders totaled $628 million, or $0.54 per diluted common share, in the fourth quarter of 2013. (a)

“Investment Management and Investment Services fees increased 3 percent and we managed our expenses well, resulting in pretax earnings growth of 12 percent year over year. Our performance benefitted from strength in Clearing Services, the eighteenth consecutive quarter of positive long-term inflows in Investment Management and the growing contribution from our Global Collateral Services and electronic foreign exchange initiatives,” said Gerald L. Hassell, chairman and chief executive officer of BNY Mellon.

(a)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 11 for the reconciliation of the Non-GAAP measures.

“The earnings power and strength of our business model allowed us to announce a capital plan that includes share repurchases of up to $1.74 billion, an increase of nearly 30 percent from the prior year’s board authorization, and a 13 percent increase in the quarterly dividend,” added Mr. Hassell.

“The management team is focused on actively realigning the business model for the new regulatory environment, controlling expenses and generating strong returns on tangible common equity,” Mr. Hassell concluded.

First Quarter Results – Sequential growth rates are unannualized. Please refer to the Quarterly Earnings Review for a detailed review of our businesses.

Total revenue

Reconciliation of total revenue					1Q14 vs.
(dollars in millions)		1Q14	4Q13	1Q13	1Q13	4Q13
Fee and other revenue (a)		$2,883	$2,814	$2,860	1%	2%
Income from consolidated investment management funds		36	36	50
Net interest revenue		728	761	719
Total revenue – GAAP (a)		3,647	3,611	3,629	—	1
Add:	Loss related to an equity investment (pre-tax)	—	175	—
Less:	Net income attributable to noncontrolling interests related to consolidated investment management funds	20	17	16
Total revenue – Non-GAAP (a)		$3,627	$3,769	$3,613	—%	(4)%

(a)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.

•	Assets under custody and/or administration (“AUC/A”) amounted to $27.9 trillion at March 31, 2014, an increase of 6% compared with the prior year and 1% sequentially. Both increases were primarily driven by higher market values. The sequential increase also reflects net new business. Assets under management (“AUM”) amounted to a record $1.62 trillion at March 31, 2014, an increase of 14% compared with the prior year and 2% sequentially. Both increases resulted from higher market values and net new business. Long-term inflows totaled $21 billion driven by the continued strong flows of liability-driven investments. Short-term outflows totaled $7 billion for the first quarter of 2014.

•	Investment services fees totaled $1.7 billion, an increase of 3% year-over-year and 1% sequentially. The year-over-year increase primarily reflects higher asset servicing fees driven by higher market values, net new business and organic growth, as well as higher clearing services and Depositary Receipts revenue. The sequential increase reflects higher asset servicing fees primarily driven by organic growth, higher securities lending revenue and net new business. Both increases were partially offset by the impact of the continued net run-off of high margin securitizations in Corporate Trust and higher money market fee waivers.

•	Investment management and performance fees were $843 million, an increase of 3% year-over-year and a decrease of 7% sequentially. The year-over-year increase primarily reflects higher equity market values, net new business and higher performance fees, partially offset by higher money market fee waivers. The sequential decrease primarily reflects seasonally lower performance fees and fewer days in the first quarter of 2014.

•	Foreign exchange and other trading revenue totaled $136 million compared with $161 million in the first quarter of 2013 and $146 million in the fourth quarter of 2013. In the first quarter of 2014, foreign exchange revenue totaled $130 million, a decrease of 13% year-over-year and an increase of 3% sequentially. Comparisons with both prior periods were impacted by lower volatility, and higher volumes driven by enhancements to our electronic foreign exchange platform. Other trading revenue was $6 million in the first quarter of 2014 compared with $12 million in the first quarter of 2013 and $20 million in the fourth quarter of 2013. The decrease from both prior periods reflects lower fixed income trading revenue.

•	Investment and other income was $102 million in the first quarter of 2014 compared with income of $88 million in the first quarter of 2013 and a loss of $43 million in the fourth quarter of 2013. The year-over-year increase primarily reflects higher leasing gains, partially offset by lower equity investment revenue. The sequential increase primarily reflects a loss related to an equity investment recorded in the fourth quarter of 2013.

•	Net interest revenue and the net interest margin (FTE) were $728 million and 1.05% in the first quarter of 2014 compared with $719 million and 1.11% in the first quarter of 2013 and $761 million and 1.09% in the fourth quarter of 2013. The year-over-year increase in net interest revenue resulted from a change in the asset mix and higher average deposits, partially offset by lower yields on investment securities. The sequential decrease primarily reflects lower yields on investment securities and fewer days in the first quarter of 2014, partially offset by the change in the mix of assets.

•	The net unrealized pre-tax gain on our total investment securities portfolio was $676 million at March 31, 2014 compared with $309 million at Dec. 31, 2013. The increase was primarily driven by the reduction in market interest rates.

The provision for credit losses was a credit of $18 million in the first quarter of 2014 driven by the continued improvement in the credit quality of the loan portfolio. The provision for credit losses was a credit of $24 million in the first quarter of 2013 and a provision of $6 million in the fourth quarter of 2013.

Total noninterest expense

Reconciliation of noninterest expense				1Q14 vs.
(dollars in millions)	1Q14	4Q13	1Q13	1Q13	4Q13
Noninterest expense – GAAP	$2,739	$2,877	$2,828	(3)%	(5)%
Less: Amortization of intangible assets	75	82	86
M&I, litigation and restructuring charges	(12)	2	39
Total noninterest expense excluding amortization of intangible assets, M&I, litigation and restructuring charges – Non-GAAP	$2,676	$2,793	$2,703	(1)%	(4)%

•	Total noninterest expense excluding amortization of intangible assets, M&I, litigation and restructuring charges (Non-GAAP) decreased 1% year-over-year and 4% sequentially. Staff expense decreased sequentially despite the acceleration of the vesting of long-term stock awards for retirement eligible employees, driven by lower pension and compensation expense. Year over year, the decrease in non-staff expense was primarily due to a provision for administrative errors in certain offshore tax-exempt funds and the cost of generating certain tax credits both of which were recorded in the first quarter of 2013.

The effective tax rate was 25.1% in the first quarter of 2014 and was positively impacted by the change in New York state tax rates enacted on March 31, 2014.

Capital ratios	March 31, 2014	Dec. 31, 2013		March 31, 2013
Regulatory capital ratios: (a)
Estimated common equity Tier 1 ratio (“CET1”), fully phased-in – Non-GAAP: (b)(c)
Standardized Approach	11.0%	10.6%		9.4%
Advanced Approach	11.0	11.3		9.7
CET1 ratio (d)	15.7	14.5	(c)	12.2	(c)
Tier 1 capital ratio (d)	17.0	16.2		13.6
Total (Tier 1 plus Tier 2) capital ratio (d)	17.8	17.0		14.7
Leverage capital ratio (d)	6.1	5.4		5.2
BNY Mellon shareholders’ equity to total assets ratio (c)	10.3	10.0		10.0
BNY Mellon common shareholders’ equity to total assets ratio (c)	9.9	9.6		9.7
BNY Mellon tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP (c)	6.6	6.8		5.9

(a)	March 31, 2014 regulatory capital ratios are preliminary. At March 31, 2014 and Dec. 31, 2013, the estimated fully phased-in Basel III CET1 ratios are based on our interpretation of the final rules released by the Board of Governors of the Federal Reserve (the “Federal Reserve”) on July 2, 2013 (the “Final Rules”), which will be gradually phased-in over a multi-year period. At March 31, 2013, these ratios were estimated using our interpretation of the Federal Reserve’s Notices of Proposed Rulemaking (“NPRs”) dated June 7, 2012.
(b)	Consistent with historic practice, the risk-based capital ratios do not include the impact of BNY Mellon’s actual contractual exposure to certain consolidated investment management funds, and do not include the impact of the total consolidated assets of these vehicles. If the Company is required to include the net impact of such total consolidated assets, it would decrease the fully phased-in CET1 ratio under the Standardized Approach by approximately 60 basis points and the Advanced Approach by approximately 100 basis points at March 31, 2014.
(c)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 11 for a reconciliation of these ratios.
(d)	At March 31, 2014, the capital ratios are based on Basel III components of capital, as phased-in, and asset risk-weightings using the general risk-based guidelines included in the Final Rule (which for 2014 look to Basel I-based requirements). March 31, 2014 risk-weightings are not based on the Advanced Approach rules. The leverage capital ratio is based on Basel III components of capital, and quarterly average total assets, as phased-in. Periods prior to March 31, 2014 are based on Basel I rules.

Dividends

Common – As previously disclosed on April 7, 2014, The Bank of New York Mellon Corporation announced a 13% increase in the quarterly common stock dividend, from $0.15 per common share to $0.17 per common share. This cash dividend is payable on May 7, 2014 to shareholders of record as of the close of business on April 25, 2014.

Preferred – As previously disclosed on April 7, 2014, The Bank of New York Mellon Corporation also declared the following dividends for the noncumulative perpetual preferred stock, liquidation preference $100,000 per share, for the dividend period ending in June 2014, in each case, payable on June 20, 2014 to holders of record as of the close of business on June 5, 2014:

•	$1,022.22 per share on the Series A Preferred Stock (equivalent to $10.2222 per Normal Preferred Capital Security of Mellon Capital IV, each representing 1/100th interest in a share of Series A Preferred Stock);

•	$1,300.00 per share on the Series C Preferred Stock (equivalent to $0.3250 per depositary share, each representing a 1/4,000th interest in a share of the Series C Preferred Stock); and

•	$2,250.00 per share on the Series D Preferred Stock (equivalent to $22.5000 per depositary share, each representing a 1/100th interest in a share of the Series D Preferred Stock).

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of March 31, 2014, BNY Mellon had $27.9 trillion in assets under custody and/or administration, and $1.6 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

Supplemental Financial Information

The Quarterly Earnings Review and Quarterly Financial Trends for The Bank of New York Mellon Corporation have been updated through March 31, 2014 and are available at www.bnymellon.com (Investor Relations – Financial Reports).

Conference Call Information

Gerald L. Hassell, chairman and chief executive officer and Thomas P. Gibbons, vice chairman and chief financial officer, along with other members of executive management from BNY Mellon, will host a conference call and simultaneous live audio webcast at 8:00 a.m. EDT on April 22, 2014. This conference call and audio webcast will include forward-looking statements and may include other material information.

Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (773) 799-3611 (International), and using the passcode: Earnings, or by logging on to www.bnymellon.com. The Earnings Release, together with the Quarterly Earnings Review and Quarterly Financial Trends, will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on April 22, 2014. Replays of the conference call and audio webcast will be available beginning April 22, 2014 at approximately 2 p.m. EDT through May 21, 2014 by dialing (866) 463-4961 (U.S.) or (203) 369-1399 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

(dollar amounts in millions, except per common share amounts and unless otherwise noted; quarterly returns are annualized)	Quarter ended
	March 31, 2014	Dec. 31, 2013	March 31, 2013
Return on common equity (a)	7.4%	5.7%	N/M
Non-GAAP (a)	7.9%	6.3%	7.8%

Return on tangible common equity – Non-GAAP (a)	17.6%	14.3%	N/M
Non-GAAP adjusted (a)	17.4%	14.3%	18.5%

Fee revenue as a percentage of total revenue excluding net securities gains (b)	79%	78%	79%

Annualized fee revenue per employee (based on average headcount) (b) (in thousands)	$226	$216	$230

Percentage of non-U.S. total revenue (c)	37%	39%	35%

Pre-tax operating margin (a)(b)	25%	20%	23%
Non-GAAP (a)	27%	22%	26%

Net interest margin (FTE)	1.05%	1.09%	1.11%

Selected average balances:
Interest-earning assets	$284,532	$285,779	$265,754
Assets of operations	$343,638	$344,629	$322,161
Total assets	$354,992	$356,135	$333,664
Interest-bearing deposits	$152,986	$157,020	$147,728
Noninterest-bearing deposits	$81,430	$79,999	$70,337
Preferred stock	$1,562	$1,562	$1,068
Total The Bank of New York Mellon Corporation common shareholders’ equity	$36,289	$35,698	$34,898

Average common shares and equivalents outstanding (in thousands):
Basic	1,138,645	1,142,861	1,158,819
Diluted	1,144,510	1,147,961	1,158,819

Period-end data:
Assets under management (in billions) (d)	$1,620 (e)	$1,583	$1,423
Assets under custody and/or administration (in trillions) (f)	$27.9 (e)	$27.6	$26.3
Market value of securities on loan (in billions) (g)	$264	$235	$244

Full-time employees	51,400	51,100	49,700
Book value per common share – GAAP (a)(b)	$31.94	$31.46	$29.81
Tangible book value per common share – Non-GAAP (a)(b)	$14.48	$13.95	$12.45
Cash dividends per common share	$0.15	$0.15	$0.13
Common dividend payout ratio	26%	34%	N/M
Closing stock price per common share	$35.29	$34.94	$27.99
Market capitalization	$40,244	$39,910	$32,487

(a)	Non-GAAP excludes M&I, litigation and restructuring charges and the impact of the U.S. Tax Court’s disallowance of certain foreign tax credits, if applicable. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 11 for a reconciliation of the Non-GAAP measures.
(b)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.
(c)	Includes fee revenue, net interest revenue and income from consolidated investment management funds, net of net income attributable to noncontrolling interests.
(d)	Excludes securities lending cash management assets and assets managed in the Investment Services business. Also excludes assets under management related to Newton’s private client business that was sold in September 2013.
(e)	Preliminary.
(f)	Includes the AUC/A of CIBC Mellon Global Securities Services Company (“CIBC Mellon”), a joint venture with the Canadian Imperial Bank of Commerce, of $1.2 trillion at March 31, 2014, Dec. 31, 2013 and March 31, 2013.
(g)	Represents the total amount of securities on loan managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent, beginning in the fourth quarter of 2013, on behalf of CIBC Mellon clients, which totaled $66 billion at March 31, 2014 and $62 billion at Dec. 31, 2013.

N/M – Not meaningful.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement

(in millions)	Quarter ended
	March 31, 2014	Dec. 31, 2013	March 31, 2013
Fee and other revenue
Investment services fees:
Asset servicing	$1,009	$984	$969
Clearing services	325	324	304
Issuer services	229	237	237
Treasury services	136	137	141
Total investment services fees	1,699	1,682	1,651
Investment management and performance fees	843	904	822
Foreign exchange and other trading revenue	136	146	161
Distribution and servicing	43	43	49
Financing-related fees	38	43	41
Investment and other income (a)	102	(43)	88
Total fee revenue (a)	2,861	2,775	2,812
Net securities gains	22	39	48
Total fee and other revenue (a)	2,883	2,814	2,860
Operations of consolidated investment management funds
Investment income	138	109	146
Interest of investment management fund note holders	102	73	96
Income from consolidated investment management funds	36	36	50
Net interest revenue
Interest revenue	812	846	815
Interest expense	84	85	96
Net interest revenue	728	761	719
Provision for credit losses	(18)	6	(24)
Net interest revenue after provision for credit losses	746	755	743
Noninterest expense
Staff	1,511	1,522	1,472
Professional, legal and other purchased services	312	344	295
Software and equipment	237	241	228
Net occupancy	154	154	163
Distribution and servicing	107	110	106
Sub-custodian	68	68	64
Business development	64	96	68
Other	223	258	307
Amortization of intangible assets	75	82	86
Merger and integration, litigation and restructuring charges	(12)	2	39
Total noninterest expense	2,739	2,877	2,828
Income
Income before income taxes (a)	926	728	825
Provision for income taxes (a)	232	172	1,062
Net income (loss) (a)	694	556	(237)
Net (income) attributable to noncontrolling interests (includes $(20), $(17) and $(16) related to consolidated investment management funds, respectively)	(20)	(17)	(16)
Net income (loss) applicable to shareholders of The Bank of New York Mellon Corporation (a)	674	539	(253)
Preferred stock dividends	(13)	(26)	(13)
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation (a)	$661	$513	$(266)

(a)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement - continued

Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation used for the earnings per share calculation (in millions)	Quarter ended
	March 31, 2014	Dec. 31, 2013	March 31, 2013
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation (a)	$661	$513	$(266)
Less: Earnings allocated to participating securities	13	10	2
Change in the excess of redeemable value over the fair value of noncontrolling interests	N/A	—	1
Net income (loss) applicable to the common shareholders of The Bank of New York Mellon Corporation after required adjustments for the calculation of basic and diluted earnings per common share (a)	$648	$503	$(269)

(a)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.

N/A – Not applicable.

Earnings (loss) per share applicable to the common shareholders of The Bank of New York Mellon Corporation (a)(b) (in dollars)	Quarter ended
	March 31, 2014	Dec. 31, 2013	March 31, 2013
Basic	$0.57	$0.44	$(0.23)
Diluted	$0.57	$0.44	$(0.23)

(a)	Diluted earnings per share for the three months ended March 31, 2013 was calculated using average basic shares. Adding back the dilutive shares would result in anti-dilution.
(b)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Balance Sheet

(dollars in millions, except per share amounts)	March 31, 2014	Dec. 31, 2013
Assets
Cash and due from:
Banks	$6,092	$6,460
Interest-bearing deposits with the Federal Reserve and other central banks	82,602	104,359
Interest-bearing deposits with banks	42,795	35,300
Federal funds sold and securities purchased under resale agreements	12,223	9,161
Securities:
Held-to-maturity (fair value of $19,092 and $19,443)	19,226	19,743
Available-for-sale	80,216	79,309
Total securities	99,442	99,052
Trading assets	10,832	12,098
Loans	54,036	51,657
Allowance for loan losses	(198)	(210)
Net loans	53,838	51,447
Premises and equipment	1,613	1,655
Accrued interest receivable	533	621
Goodwill	18,100	18,073
Intangible assets	4,380	4,452
Other assets (a)	24,340	20,566
Subtotal assets of operations (a)	356,790	363,244
Assets of consolidated investment management funds, at fair value:
Trading assets	10,260	10,397
Other assets	1,191	875
Subtotal assets of consolidated investment management funds, at fair value	11,451	11,272
Total assets (a)	$368,241	$374,516
Liabilities
Deposits:
Noninterest-bearing (principally U.S. offices)	$89,051	$95,475
Interest-bearing deposits in U.S. offices	52,825	56,640
Interest-bearing deposits in Non-U.S. offices	110,351	109,014
Total deposits	252,227	261,129
Federal funds purchased and securities sold under repurchase agreements	9,935	9,648
Trading liabilities	6,540	6,945
Payables to customers and broker-dealers	16,822	15,707
Commercial paper	27	96
Other borrowed funds	1,305	663
Accrued taxes and other expenses (a)	6,271	6,996
Other liabilities (includes allowance for lending-related commitments of $128 and $134) (a)	5,371	4,827
Long-term debt	20,616	19,864
Subtotal liabilities of operations (a)	319,114	325,875
Liabilities of consolidated investment management funds, at fair value:
Trading liabilities	10,002	10,085
Other liabilities	156	46
Subtotal liabilities of consolidated investment management funds, at fair value	10,158	10,131
Total liabilities (a)	329,272	336,006
Temporary equity
Redeemable noncontrolling interests	212	230
Permanent equity
Preferred stock – par value $0.01 per share; authorized 100,000,000 shares; issued 15,826 and 15,826 shares	1,562	1,562
Common stock – par value $0.01 per share; authorized 3,500,000,000 shares; issued 1,277,739,777 and 1,268,036,220 shares	13	13
Additional paid-in capital	24,176	24,002
Retained earnings (a)	16,439	15,952
Accumulated other comprehensive loss, net of tax	(689)	(892)
Less: Treasury stock of 137,366,861 and 125,786,430 common shares, at cost	(3,515)	(3,140)
Total The Bank of New York Mellon Corporation shareholders’ equity (a)	37,986	37,497
Nonredeemable noncontrolling interests of consolidated investment management funds	771	783
Total permanent equity (a)	38,757	38,280
Total liabilities, temporary equity and permanent equity (a)	$368,241	$374,516

(a)	Prior period balances were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.

Impact of Adopting New Accounting Guidance

In the first quarter of 2014, BNY Mellon elected to early adopt the new accounting guidance included in Accounting Standards Update (“ASU”) 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects - a Consensus of the FASB Emerging Issues Task Force.” This ASU allows companies that invest in qualified affordable housing projects to elect the proportional amortization method of accounting for these investments, if certain conditions are met. In the first quarter of 2014, we restated the prior period financial statements to reflect the impact of the retrospective application of the new accounting guidance.

The table below presents the impact of the new accounting guidance on our previously reported earnings (loss) per share applicable to the common shareholders.

Earnings (loss) per share applicable to the common shareholders of The Bank of New York Mellon Corporation	As previously reported		As revised
(in dollars)	4Q13	1Q13	4Q13	1Q13
Basic	$0.44	$(0.23)	$0.44	$(0.23)
Diluted	$0.44	$(0.23)	$0.44	$(0.23)

The table below presents the impact of this new accounting guidance on our previously reported income statements.

Income statement	As previously reported		Adjustment		As revised
(in millions)	4Q13	1Q13	4Q13	1Q13	4Q13	1Q13
Investment and other income	$(60)	$72	$17	$16	$(43)	$88
Total fee revenue	2,758	2,796	17	16	2,775	2,812
Total fee and other revenue	2,797	2,844	17	16	2,814	2,860
Income before income taxes	711	809	17	16	728	825
Provision for income taxes	155	1,046	17	16	172	1,062
Net income (loss)	556	(237)	—	—	556	(237)
Net income (loss) applicable to shareholders of The Bank of New York Mellon Corporation	539	(253)	—	—	539	(253)
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation	513	(266)	—	—	513	(266)

The table below presents the impact of this new accounting guidance on our previously reported balance sheet.

Balance sheet at Dec. 31, 2013 (in millions)	As previously reported	Adjustment	As revised
Other assets	$20,360	$206	$20,566
Total assets of operations	363,038	206	363,244
Total assets	374,310	206	374,516
Accrued taxes and other expenses	6,985	11	6,996
Other liabilities	4,608	219	4,827
Total liabilities of operations	325,645	230	325,875
Total liabilities	335,776	230	336,006
Retained earnings	15,976	(24)	15,952
The Bank of New York Mellon Corporation shareholders’ equity	37,521	(24)	37,497
Permanent equity	38,304	(24)	38,280
Total liabilities, temporary equity and permanent equity	374,310	206	374,516

The table below presents the impact of this new accounting guidance on our previously reported consolidated ratios and other measures.

Consolidated ratios and other measures	As previously reported		As revised
(in dollars unless otherwise noted)	4Q13	1Q13	4Q13	1Q13
Fee revenue as a percentage of total revenue excluding net securities gains	78%	78%	78%	79%
Annualized fee revenue per employee (based on average headcount) (in thousands)	$215	$229	$216	$230
Pre-tax operating margin – GAAP	20%	22%	20%	23%
Book value per common share – GAAP	$31.48	$29.83	$31.46	$29.81
Tangible book value per common share – Non-GAAP	$13.97	$12.47	$13.95	$12.45

Supplemental information – Explanation of GAAP and Non-GAAP financial measures

BNY Mellon has included in this Earnings Release certain Non-GAAP financial measures based upon fully phased-in Basel III CET1, Basel I Tier 1 common equity and tangible common shareholders’ equity. BNY Mellon believes that the Basel III CET1 ratio on a fully phased-in basis, the ratio of Basel I Tier 1 common equity to risk-weighted assets and the ratio of tangible common shareholders’ equity to tangible assets of operations are measures of capital strength that provide additional useful information to investors, supplementing the capital ratios which are, or were, utilized by regulatory authorities. The tangible common shareholders’ equity ratio includes changes in investment securities valuations which are reflected in total shareholders’ equity. In addition, this ratio is expressed as a percentage of the actual book value of assets, as opposed to a percentage of a risk-based reduced value established in accordance with regulatory requirements, although BNY Mellon in its calculation has excluded certain assets which are given a zero percent risk-weighting for regulatory purposes. Further, BNY Mellon believes that the return on tangible common equity measure, which excludes goodwill and intangible assets net of deferred tax liabilities, is a useful additional measure for investors because it presents a measure of BNY Mellon’s performance in reference to those assets which are productive in generating income. BNY Mellon has provided a measure of tangible book value per share, which it believes provides additional useful information as to the level of such assets in relation to shares of common stock outstanding. BNY Mellon has presented its estimated fully phased-in Basel III CET1 ratios based on its interpretation of the Final Rules released by the Federal Reserve on July 2, 2013, and on the application of such rules to BNY Mellon’s businesses as currently conducted. The estimated fully phased-in Basel III CET1 ratio is necessarily subject to, among other things, BNY Mellon’s further review of the Final Rules, anticipated compliance with all necessary enhancements to model calibration, and other refinements, further implementation guidance from regulators and any changes BNY Mellon may make to its businesses. Consequently, BNY Mellon’s estimated fully phased-in Basel III CET1 ratio may change based on these factors. Management views the estimated fully phased-in Basel III CET1 ratio as a key measure in monitoring BNY Mellon’s capital position and progress against future regulatory capital standards. Additionally, the presentation of the estimated fully phased-in Basel III CET1 ratio is intended to allow investors to compare BNY Mellon’s estimated fully phased-in Basel III CET1 ratio with estimates presented by other companies.

BNY Mellon has presented revenue measures which exclude the effect of noncontrolling interests related to consolidated investment management funds and a loss related to an equity investment; and expense measures which exclude M&I expenses, litigation charges, restructuring charges and amortization of intangible assets. Earnings per share, return on equity measures and operating margin measures, which exclude some or all of these items, are also presented. Return on equity and earnings per share measures also exclude the charge related to the disallowance of certain foreign tax credits. BNY Mellon believes that these measures are useful to investors because they permit a focus on period-to-period comparisons which relate to the ability of BNY Mellon to enhance revenues and limit expenses in circumstances where such matters are within BNY Mellon’s control. The excluded items, in general, relate to certain ongoing charges as a result of prior transactions or where we have incurred charges. M&I expenses primarily relate to the acquisitions of Global Investment Servicing on July 1, 2010 and BHF Asset Servicing GmbH on Aug. 2, 2010. M&I expenses generally continue for approximately three years after the transaction and can vary on a year-to-year basis depending on the stage of the integration. BNY Mellon believes that the exclusion of M&I expenses provides investors with a focus on BNY Mellon’s business as it would appear on a consolidated going-forward basis, after such M&I expenses have ceased. Future periods will not reflect such M&I expenses, and thus may be more easily compared with our current results if

M&I expenses are excluded. Litigation charges represent accruals for loss contingencies that are both probable and reasonably estimable, but exclude standard business-related legal fees. Restructuring charges relate to our Operational Excellence Initiatives and migrating positions to Global Delivery Centers. Excluding these charges permits investors to view expenses on a basis consistent with how management views the business.

In this Earnings Release, the net interest margin is presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Each of these measures as described above is used by management to monitor financial performance, both on a company-wide and business-level basis.

The following tables present the reconciliation of net income and diluted earnings per common share.

Reconciliation of net income and diluted EPS – GAAP to Non-GAAP (in millions, except per common share amounts)	4Q13		1Q13
	Net income	Diluted EPS	Net Income	Diluted EPS
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$513	$0.44	$(266)	$(0.23)
Loss related to an equity investment (after-tax)	115	0.10	N/A	N/A
Charge related to the U.S. Tax Court’s partial reconsideration of a tax decision disallowing certain foreign tax credits	N/A	N/A	854	0.73
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – Non-GAAP	$628	$0.54	$588	$0.50

N/A – Not applicable.

The following table presents the reconciliation of the pre-tax operating margin ratio.

Pre-tax operating margin (dollars in millions)	1Q14	4Q13	1Q13
Income before income taxes – GAAP	$926	$728	$825
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	20	17	16
Add: Amortization of intangible assets	75	82	86
M&I, litigation and restructuring charges	(12)	2	39
Income before income taxes excluding net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges – Non-GAAP	$969	$795	$934

Fee and other revenue – GAAP	$2,883	$2,814	$2,860
Income from consolidated investment management funds – GAAP	36	36	50
Net interest revenue – GAAP	728	761	719
Total revenue – GAAP	3,647	3,611	3,629
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	20	17	16
Total revenue excluding net income attributable to noncontrolling interests of consolidated investment management funds – Non-GAAP	$3,627	$3,594	$3,613

Pre-tax operating margin (a)	25%	20%	23%
Pre-tax operating margin excluding net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges – Non-GAAP (a)	27%	22%	26%

(a)	Income before taxes divided by total revenue.

The following table presents the reconciliation of the returns on common equity and tangible common equity.

Return on common equity and tangible common equity (dollars in millions)	1Q14	4Q13	1Q13
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$661	$513	$(266)
Add: Amortization of intangible assets, net of tax	49	53	56
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets – Non-GAAP	710	566	(210)
Add: M&I, litigation and restructuring charges	(7)	1	24
Charge related to the disallowance of certain foreign tax credits	—	—	854
Net income applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets, M&I, litigation and restructuring charges and the charge related to the disallowance of certain foreign tax credits – Non-GAAP	$703	$567	$668

Average common shareholders’ equity	$36,289	$35,698	$34,898
Less: Average goodwill	18,072	18,026	17,993
Average intangible assets	4,422	4,491	4,758
Add: Deferred tax liability – tax deductible goodwill (a)	1,306	1,302	1,170
Deferred tax liability – intangible assets (a)	1,259	1,222	1,293
Average tangible common shareholders’ equity – Non-GAAP	$16,360	$15,705	$14,610

Return on common equity – GAAP (b)	7.4%	5.7%	N/M
Return on common equity excluding amortization of intangible assets, M&I, litigation and restructuring charges and the charge related to the disallowance of certain foreign tax credits – Non-GAAP (b)	7.9%	6.3%	7.8%

Return on tangible common equity – Non-GAAP (b)	17.6%	14.3%	N/M
Return on tangible common equity excluding M&I, litigation and restructuring charges and the charge related to the disallowance of certain foreign tax credits – Non-GAAP (b)	17.4%	14.3%	18.5%

(a)	Deferred tax liabilities are based on fully phased-in Basel III rules. First quarter of 2014 includes deferred tax liabilities on tax deductible intangible assets permitted under Basel III rules.
(b)	Annualized.

N/M – Not meaningful.

The following table presents the reconciliation of the equity to assets ratio and book value per common share.

Equity to assets and book value per common share (dollars in millions, unless otherwise noted)	March 31, 2014	Dec. 31, 2013	March 31, 2013
BNY Mellon shareholders’ equity at period end – GAAP	$37,986	$37,497	$35,672
Less: Preferred stock	1,562	1,562	1,068
BNY Mellon common shareholders’ equity at period end – GAAP	36,424	35,935	34,604
Less: Goodwill	18,100	18,073	17,920
Intangible assets	4,380	4,452	4,696
Add: Deferred tax liability – tax deductible goodwill (a)	1,306	1,302	1,170
Deferred tax liability – intangible assets (a)	1,259	1,222	1,293
Tangible BNY Mellon common shareholders’ equity at period end – Non-GAAP	$16,509	$15,934	$14,451

Total assets at period end – GAAP	$368,241	$374,516	$356,146
Less: Assets of consolidated investment management funds	11,451	11,272	11,236
Subtotal assets of operations – Non-GAAP	356,790	363,244	344,910
Less: Goodwill	18,100	18,073	17,920
Intangible assets	4,380	4,452	4,696
Cash on deposit with the Federal Reserve and other central banks (b)	83,736	105,384	78,059
Tangible total assets of operations at period end – Non-GAAP	$250,574	$235,335	$244,235

BNY Mellon shareholders’ equity to total assets – GAAP	10.3%	10.0%	10.0%
BNY Mellon common shareholders’ equity to total assets – GAAP	9.9%	9.6%	9.7%
BNY Mellon tangible common shareholders’ equity to tangible assets of operations – Non-GAAP	6.6%	6.8%	5.9%

Period-end common shares outstanding (in thousands)	1,140,373	1,142,250	1,160,647

Book value per common share	$31.94	$31.46	$29.81
Tangible book value per common share – Non-GAAP	$14.48	$13.95	$12.45

(a)	Deferred tax liabilities are based on fully phased-in Basel III rules. First quarter of 2014 includes deferred tax liabilities on tax deductible intangible assets permitted under Basel III rules.
(b)	Assigned a zero percent risk-weighting by the regulators.

The following table presents the reconciliation of our estimated fully phased-in Basel III CET1 ratio under the Standardized Approach and Advanced Approach.

Estimated fully phased-in Basel III CET1 ratio – Non-GAAP (a) (dollars in millions)	March 31, 2014	Dec. 31, 2013	March 31, 2013
Total Tier 1 capital	$20,561	$18,335	$16,219
Adjustments to determine estimated fully phased-in Basel III CET1:
Deferred tax liability – tax deductible intangible assets	—	70	78
Intangible deduction	(2,496)	—	—
Preferred stock	(1,562)	(1,562)	(1,068)
Trust preferred securities	(167)	(330)	(603)
Other comprehensive income (loss) and net pension fund assets:
Securities available-for-sale	430	387	1,314
Pension liabilities	(705)	(900)	(1,410)
Net pension fund assets	—	(713)	(258)
Total other comprehensive income (loss) and net pension fund assets	(275)	(1,226)	(354)
Equity method investments	(102)	(445)	(488)
Deferred tax assets	—	(49)	(52)
Other	(8)	17	17
Total estimated fully phased-in Basel III CET1	$15,951	$14,810	$13,749

Under the Standardized Approach:
Total risk-weighted assets – Basel I (b)	$120,728	$113,322	$119,382
Add: Adjustments (c)	24,416	26,543	26,898
Total estimated fully phased-in Basel III risk-weighted assets	$145,144	$139,865	$146,280

Estimated fully phased-in Basel III CET1 ratio – Non-GAAP	11.0%	10.6%	9.4%

Under the Advanced Approach:
Total risk-weighted assets – Basel I (b)	$120,728	$113,322	$119,382
Add: Adjustments (c)	24,815	17,527	22,798
Total estimated fully phased-in Basel III risk-weighted assets	$145,543	$130,849	$142,180

Estimated fully phased-in Basel III CET1 ratio – Non-GAAP	11.0%	11.3%	9.7%

(a)	March 31, 2014 information is preliminary. At March 31, 2014 and Dec. 31, 2013, the estimated fully phased-in Basel III CET1 ratios are based on our interpretation of the Final Rules. At March 31, 2013, these ratios were estimated using our interpretation of the NPRs dated June 7, 2012.
(b)	Consistent with historic practice, the risk-based capital ratios do not include the impact of certain consolidated investment management funds, and do not include the impact of BNY Mellon’s actual contractual exposure to these vehicles. If the Company is required to include the net impact of such total consolidated assets, it would decrease the fully phased-in CET1 ratio under the Standardized Approach by approximately 60 basis points and the fully phased-in CET1 ratio under the Advanced Approach by approximately 100 basis points at March 31, 2014.
(c)	Following are the primary differences between risk-weighted assets determined under Basel I and Basel III. Credit risk is determined under Basel I using predetermined risk-weights and asset classes and relies in part on the use of external credit ratings. Under Basel III both the Standardized and Advanced Approaches use a broader range of predetermined risk-weights and asset classes and certain alternatives to external credit ratings. Securitization exposure receives a higher risk-weighting under Basel III than Basel I, and Basel III includes additional adjustments for market risk, counterparty credit risk and equity exposures. Additionally, the Standardized Approach eliminates the use of the VaR approach for determining risk-weighted assets on certain repo-style transactions. Risk-weighted assets calculated under the Advanced Approach also include the use of internal credit models and parameters as well as an adjustment for operational risk. In 2014, risk-weighted assets include transition adjustments for intangible assets, other than goodwill, and significant investments in unconsolidated financial institutions.

The following table presents the reconciliation of our Basel I CET1 ratio.

Basel I CET1 ratio (dollars in millions)	Dec. 31, 2013	March 31, 2013
Total Tier 1 capital – Basel I	$18,335	$16,219
Less: Trust preferred securities	330	603
Preferred stock	1,562	1,068
Total Tier 1 common equity	$16,443	$14,548

Total risk-weighted assets – Basel I	$113,322	$119,382

Basel I CET1 ratio – Non-GAAP	14.5%	12.2%

Cautionary Statement

The information presented in this Earnings Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including our estimated capital ratios and expectations relating to those ratios, preliminary business metrics and statements made regarding the growing contribution from our Global Collateral Services and electronic foreign exchange initiatives, capital plan, focus on actively realigning the business model, controlling expenses and generating strong returns on tangible common equity. These statements, which may be expressed in a variety of ways, include the use of future or present tense language. These statements and other forward-looking statements contained in other public disclosures of BNY Mellon which make reference to the cautionary factors described in this Earnings Release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially from those described in the forward-looking statements can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and its other filings with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of April 22, 2014 and BNY Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.